Exhibit 15.1

Board of Directors and Stockholders
United Fire & Casualty Company
We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) of United Fire & Casualty Company for the registration of 150,000 additional shares of its common stock pertaining to the United Fire & Casualty Company 2005 Non-Qualified Non-Employee Director Stock Option and Restricted Stock Plan of our reports, dated May 10, 2011, August 5, 2011, and November 4, 2011, relating to the unaudited consolidated interim financial statements of United Fire & Casualty Company that are included in its Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
November 21, 2011